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                                                                    Exhibit 99.1

                      [FULTON FINANCIAL CORPORATION LOGO]


FOR IMMEDIATE RELEASE                                 CONTACT:  LAURA J. WAKELEY
(FULL TEXT AVAILABLE ON PR NEWSWIRE)                   PHONE:     717-291-2739



   FULTON FINANCIAL CORPORATION COMPLETES ACQUISITION OF PREMIER BANCORP, INC.

      (August 1) -- Lancaster, PA -- Fulton Financial Corporation (Nasdaq: FULT) today completed its acquisition of Premier Bancorp, Inc. (AMEX: PPA), a bank holding company whose sole banking subsidiary was Premier Bank.

      Premier Bancorp shareholders approved the merger at a special meeting on July 10. Final regulatory approvals were received prior to that meeting. Under the terms of the definitive merger agreement, Premier Bancorp, Inc. shareholders will receive 1.407 shares of Fulton Financial common stock for each Premier Bancorp common stock share. Based on the $20.21 per share closing price of Fulton Financial stock on July 31, 2003, the transaction is valued at approximately $103.5 million. The acquisition will be accounted for using the purchase method of accounting. In connection with the transaction, the outstanding shares of Premier's preferred stock were redeemed and Fulton assumed Premier's outstanding trust preferred securities.

      Premier Bancorp, with approximately $600 million in assets, currently operates eight community banking offices in Bucks, Northampton and Montgomery Counties. It is anticipated that, effective October 24, 2003 and subject to applicable regulatory approvals, the Premier Bank offices located in Bethlehem and Easton will be transferred to Lafayette Ambassador Bank, another Fulton Financial Corporation affiliate based in
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Easton. The six other Premier Bank branches will continue to operate as a separate subsidiary of Fulton Financial Corporation.

      Fulton Financial Corporation now has assets of approximately $9.2 billion and operates 198 offices in Pennsylvania, Maryland, Delaware and New Jersey.

      In addition to Premier Bank, Fulton Financial operates ten other banking affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD, and Skylands Community Bank, Hackettstown, NJ.

      The Corporation's financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA, and Fulton Insurance Services Group Inc., Lancaster, PA.

      Residential mortgage lending is offered through Fulton Mortgage Company.

      Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

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2003